NEWS

Reynolds and Reynolds Reports Second Quarter Results

Live Webcast at 11:00 a.m. ET. Conference call and replay available at reyrey.com

DAYTON, OHIO, April 21, 2005 – The Reynolds and Reynolds Company (NYSE: REY) today announced that revenues of $251 million for the second fiscal quarter ended March 31, 2005 were slightly higher than a year ago. Net income of $23 million and earnings per share of 34 cents per share for the quarter, were about 14 percent and 11 percent lower than a year ago, respectively, reflecting costs associated with the company’s recent reorganization. Results were in line with guidance the company provided on January 20.

Revenues in the company’s largest segment, Software Solutions, were $202 million, 2 percent higher than a year ago. The Documents segment revenues declined 5 percent to $42 million. Revenues in the Financial Services segment declined 20 percent to $7 million, primarily because of lower interest rates.

“We are pleased that revenues for the quarter were higher than any quarter in fiscal 2004. We are also optimistic about our prospects,” Finbarr J. O’Neill, president and CEO, said. “Certainly, we won’t transform the company overnight, but gains in revenue over last year are a positive sign. And, one-time orders received and shipments in the second fiscal quarter exceeded the first fiscal quarter.

“The reorganization we just completed will create a nimble, flexible, customer-focused culture. We are absolutely committed to helping automobile dealers sell more cars and take care of customers. That relatively simple mission has always been the hallmark of our success and drives everything we do.

“Our cash flow remains strong. During the quarter, we generated $48 million of operating cash flow,” O’Neill said. “When our CFO Dale Medford retires on June 1 after 31 years of service to the company, he can take pride in the strong financial model he helped to build here.”

In the second fiscal quarter, the company repurchased 1.9 million shares for $54 million at an average price of $27.76. Approximately 4.6 million shares remain authorized for repurchase.

During the quarter, Reynolds:

•	Announced that Finbarr J. O’Neill joined the company as president and chief executive officer.

•	Announced that 70 of the top 100 automobile dealerships ranked on the 5th annual Ward’s Dealer Business “e-Dealer 100” list are Reynolds Web Solutions customers. This overwhelming endorsement from the automotive retailing sector represents an 18 percent increase from 2004 when 52 of the e-Dealer 100 were Reynolds Web Solutions customers.

•	Chose Semler IT, a division of Danish automotive services company Semler Services A/S, as a distributor and partner of the Reynolds incadea management system for the Danish automotive market.

•	Announced that EDS would deploy CARLO, a branded version of the Reynolds incadea automotive retailing software platform, in Germany at 16 Peugeot subsidiaries that have approximately 62 locations.

•	Announced an agreement with gedas AG through which gedas is deploying a version of Reynolds incadea automotive retailing software platform in the United Kingdom for dealerships across the Volkswagen Group.

•	Signed multi-year agreements that renewed Reynolds as the Web solutions provider with Southeast Toyota Distributors (SET) and Asbury Automotive Group. SET is the largest, exclusive franchised distributor of Toyotas in the world and Asbury is one of the largest automotive retail and service companies in the U.S.

•	Announced that Networkcar®, a Reynolds and Reynolds company that offers web-based vehicle GPS tracking and remote diagnostic products was awarded a U.S. General Services Administration Federal Supply Schedule Contract. Additionally, Reynolds announced that Networkcar would expand its offering to include a satellite option for complete U.S. coverage in fleet monitoring applications.

•	Sold its Campaign Management Services business to Newgen Results Corporation for an undisclosed sum.

-more-

•	Continued its ascent on the “Training Top 100” list published by Training magazine. Reynolds ranked 29th on this year’s list, up from 32nd a year ago.

For the third quarter ending June 30, 2005 the company expects:

•	Earnings per share between 32 cents and 36 cents.

For the 2005 fiscal year the company expects:

•	Earnings per share between $1.37 and $1.43.

•	Revenues to be essentially flat compared to fiscal 2004.

•	Operating margins to be in the mid teens.

•	Return on equity between 18 percent and 19 percent.

•	Net capital expenditures of approximately $20 million.

•	Depreciation and amortization of about $45 million.

•	Research and development expenses of nearly $90 million.

•	An estimated tax rate of about 41 percent.

•	Continuation of its share repurchase plan.

•	Fully diluted shares used to calculate EPS to be approximately 65 million shares.

About Reynolds
Reynolds and Reynolds (http://www.reyrey.com) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. Serving the automotive retailing industry since 1927, Reynolds enables OEMs and retailers to work together to build the lifetime value of their customers. The company’s award-winning product, service and training solutions include a full range of retail and enterprise management systems, Web and Customer Relationship Management solutions, learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves more than 20,000 customers. They comprise nearly 90 percent of the automotive retailers and virtually all OEMs doing business in North America. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

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Paul Guthrie 937.485.8104 paul_guthrie@reyrey.com	John Shave 937.485.1633 john_shave@reyrey.com

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